Exhibit 16



                   [Crowe, Chizek and Company LLP Letterhead]


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

In accordance with Item 4 of SEC Form 8-K, we have been requested by First Midwest Financial, Inc. to furnish this letter commenting on Item 4 of the Registrant's Form 8-K filed by it on May 30, 2000.

We disagree with the statements made in Item 4 (a) (iv) that there were no disagreements with us. During the audit for the year ended September 30, 1998, we advised Company management of the need to expand the scope of the audit pertaining to the allowance for loan losses. Company management resisted this, and further attempted to restrict us from having communications with regulatory examination personnel. We advised them of our disagreements and we discussed these mattes with Company management and the Board of Directors until they were resolved to our satisfaction. In preparation for our audit of the September 30, 1999 financial statements, we advised management of the need to expand the scope of our audit pertaining to the allowance for loan losses, due to our concerns that the allowance appeared to be understated, and we discussed this matter with the Company's management and Board of Directors until it was resolved to our satisfaction. In commenting on drafts of the Form 8-K referred to above that did refer to these disagreements, we were discussing wording changes provided by management regarding these disagreements when we were advised that the Form 8-K wording would be changed and filed indicating that there were no disagreements.

As to the other items in Item 4(a), under (i) we note that our audit engagement had been with First Midwest Financial, Inc. and not separately with the other entities mentioned therein. We have no basis to agree or disagree with the date indicated in (i) or with the statement in (iii). We agree with (ii) and with (v) as through May 22, 2000.


                                              /s/ Crowe, Chizek and Company LLP
                                              ---------------------------------
                                              Crowe, Chizek and Company LLP

South Bend, Indiana
June 9, 2000